Exhibit 1

[Translation]

ABBREVIATED NOTICE REGARDING THE INTERIM SETTLEMENT OF ACCOUNTS
ON A CONSOLIDATED BASIS FOR THE YEAR ENDING MARCH 31, 2003

October 31, 2002

Name of Listed Company: Securities Code No.:	TDK Corporation (the “Company”) 6762

(URL http://www.tdk.co.jp/) Stock Exchange(s) Where the Company’s Shares are Listed in Japan (Section)	The Company’s shares are listed on the Tokyo Stock Exchange and the Osaka Securities Exchange.

Location of Head Office: Name of Representative:	Tokyo Mr. Hajime Sawabe, President & Representative Director

Any inquiry relating hereto should be made to: Name and Position of the Person in Charge: Telephone Number:	Mr. Michinori Katayama, General Manager Corporate Communications Dept. (03) 5201-7102

Date of Resolutions of the Board of Directors
having approved the Interim Settlement of Accounts	October 31, 2002
Whether or not the U.S. GAAP has been adopted	Adopted.

1.	Business Results for the current interim business period (from April 1, 2002 to September 30, 2002)

(1)	Results of operations

						Net Earnings per
						Share after
			Earnings before		Net Earnings per	Adjustment of the
	Net Sales	Operating Profit	Income Taxes	Net Earnings	Share	Latent Shares

	(¥ Mil.)	(¥ Mil.)	(¥ Mil.)	(¥ Mil.)	(¥)	(¥)
For the six months ended September 30, 2002:	296,380	10,019	7,636	4,645	34.98	—

Increase or decrease in comparison with the corresponding period of accounts for the preceding business year (%)	9.5%	—	—	153.5%

For the six months ended September 30, 2001:	270,786	Δ 2,811	Δ 3,082	1,832	13.78	—

Increase or decrease in comparison with the corresponding period of accounts for the preceding business year (%)	Δ 23.1%	—	—	Δ 94.4%

For the year ended March 31, 2001:	570,511	Δ 43,722	Δ 43,697	Δ 25,771	Δ 193.91	—

(Notes)	1.	Profit arising from investments in non-consolidated companies accounted for by the equity method:

		As at September 30, 2002: As at September 30, 2001: As at March 31, 2002:	¥204 million Δ ¥38 million Δ ¥957 million

	2.	Average number of shares in issue during the interim period or at the end of the business year (consolidated):

		As at September 30, 2002: As at September 30, 2001: As at March 31, 2002:	132,802,249 shares 132,940,078 shares 132,900,177 shares

	3.	Change of accounting method:	None

	4.	Presentation of percentages in the above list shows increase or decrease ratio in comparison with the corresponding period of the preceding business year.

	5.	“Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products)” (the Emerging Issues Task Force (“EITF”) 01-9) has been adopted for the year ending March 31, 2003. Accordingly, the figures of the six months ended Sep. 30, 2001 and the year ended March 31, 2002 have been restated.

(2)	Consolidated financial conditions

			Ratio of
			Stockholders'
			Equity to Total	Stockholders'
As at	Total Assets	Stockholders' Equity	Assets	Equity per Share

	(¥ Mil.)	(¥ Mil.)	(%)	(¥)
September 30, 2002	727,674	564,595	77.6	4,256.79

September 30, 2001	748,935	603,934	80.6	4,545.60

March 31, 2002	749,910	583,927	77.9	4,395.07

(Note)	Number of shares in issue at the end of the interim period or the business year (consolidated):

	As at September 30, 2002: As at September 30, 2001: As at March 31, 2002:	132,634,092 shares 132,861,204 shares 132,859,576 shares

(3)	Conditions of consolidated cash flows

				Balance of cash and
	Cash flows from	Cash flows from	Cash flows from	cash equivalents at
	operating	investing	financing	the end of business
As at	activities	activities	activities	year

	(¥ mil.)	(¥ mil.)	(¥ mil.)	(¥ mil.)
September 30, 2002	44,070	Δ 13,345	Δ 4,340	147,822

September 30, 2001	22,442	Δ 37,059	Δ 7,293	126,709

March 31, 2002	41,504	Δ 57,903	Δ 13,202	125,761

(4)	Matters concerning the consolidated companies and companies as to investments in which the equity method of accounting has been carried out.

Number of consolidated subsidiaries:	73

Number of non-consolidated subsidiaries:	none

(Number of non-consolidated subsidiaries as to investments in which the equity method of accounting has been carried out:	none)

Number of affiliates:	7

(Number of affiliates as to investments in which the equity method of accounting has been carried out:	7)

(5)	Change of consolidation and companies as to investments in which the equity method of accounting has been carried out:

Consolidated subsidiaries:	(Newly included)	1

	(Exclusion)	5

Companies as to investments in which the equity method of	(Newly included)	—

accounting has been carried out:	(Exclusion)	—

2.	Business Forecast for the business year ending March 31, 2003 (April 1, 2002 - March 31, 2003)

		Earnings before
	Net Sales	Income taxes	Net Earnings

	(¥ Mil.)	(¥ Mil.)	(¥)
For the business year ending March 31, 2003	585,000	18,300	13,000

(Reference) Net earnings per share expected for the business year ending March 31, 2002: ¥98.01

Please refer to page 11 of the attached documents for the preconditions or other related matters used for the above business forecast.

(Note)

The estimates of business results are rendered in accordance with Japanese regulations. All these estimates are forward-looking statements based on a number of assumptions. Actual results may differ substantially depending on a number of factors including but not limited to economic trends, exchange rates and changes in technology involving the Company’s products.